                                                                     EXHIBIT 21

                                  SUBSIDIARIES

Steel City Products, LLC
Oakhurst Holdings, Inc.
Oakhurst Management Corporation
Sterling Houston Holdings, Inc.
Sterling General, Inc.
Texas Sterling Construction, L.P.